UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT No. 1
                                       TO
                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                      Colony Resorts LVH Acquisitions, LLC
                      ------------------------------------
                                (Name of Issuer)

                            Class A Membership Units
                            ------------------------
                         (Title of Class of Securities)

                                 Not Applicable
                                 --------------
                                 (CUSIP Number)


                                  June 18, 2004
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                       -----------------
CUSIP No. Not Applicable               13G                     Page 2 of 6 Pages
------------------------                                       -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Colony Resorts LVH Holdings, LLC
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 0
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          HC
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    ---------------

                    Colony Resorts LVH Acquisitions, LLC (the "Issuer")

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    ------------------------------------------------

                    1999 Avenue of the Stars
                    Suite 1200
                    Los Angeles, CA 90067

Items 2(a)          Name of Person Filing:
                    ----------------------

                    Colony Resorts LVH Holdings, LLC ("Holdings")

Item 2(b)           Address of Principal Business Office:
                    -------------------------------------

                    1999 Avenue of the Stars
                    Suite 1200
                    Los Angeles, CA 90067

Item 2(c)           Citizenship:
                    ------------

                    Holdings            Delaware

Item 2(d)           Title of Class of Securities:
                    -----------------------------

                    Class A Membership Units

Item 2(e)           CUSIP Number:
                    -------------

                    Not Applicable

Item 3              Type of Reporting Person
                    ------------------------

                    Not Applicable

Item 4(a)           Amount Beneficially Owned:
                    --------------------------

                    Amount beneficially owned: 0 Class A Membership Units as of June 18, 2004.

Item 4(b)           Percent of Class:
                    -----------------

                    0% of Class A Units

Item 4(c)           Number of shares as to which such person has:
                    ---------------------------------------------


                               Page 3 of 6 pages

                    (i)   Sole power to vote or to direct the vote: 0

                    (ii)  Shared power to vote or to direct the vote: 0

                    (iii) Sole power to dispose or to direct the disposition
                          of: 0

                    (iv) Shared power to dispose or to direct the disposition of: 0

Item 5              Ownership of Five Percent or Less of a Class:
                    ---------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    -------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ----------------------------------------------------------

                    See Exhibit 1 attached hereto

Item 9              Notice of Dissolution of Group:
                    -------------------------------

                    See Exhibit 3 attached hereto

Item 10             Certification:
                    --------------

                    Not Applicable

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: June __, 2004


Colony Resorts LVH Holdings, LLC

/s/ Thomas J. Barrack, Jr.
------------------------------
Name:  Thomas J. Barrack, Jr.
Title:  Manager















                              [13G Signature Page]


                                Page 5 of 6 pages

                                  Exhibit Index
                                  -------------


Exhibit 1             Schedule of Group Members*

Exhibit 2             Joint Filing Agreement, dated May 1, 2004*

Exhibit 3             Notice of Dissolution of Group















----------

* Incorporated by reference to Registrant's Schedule 13G, filed May 14, 2004.


                               Page 6 of 6 pages